NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of __________, 2004, by and between LEVEL 8 SYSTEMS, INC., a Delaware corporation (the “Company”), and the various purchasers listed on Schedule I hereto (each referred to herein as a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Rule 506 under Regulation D as promulgated by the United States Securities and Exchange Commission (the “Commission”) under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”);

(i)  WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to acquire from the Company, a promissory note (“Promissory Note”) convertible upon Shareholder Approval (as described herein) at the Purchaser’s option into Senior Debt and Warrants as described in the Term Sheet (the “Term Sheet”) attached hereto as Exhibit A (the “Senior Debt and Warrants” and including shares of common stock issuable upon exercise of the warrants “Conversion Securities”)

(ii)  WHEREAS, the conversion of the Notes into Senior Debt and Warrants is contingent and dependent upon the Company’s shareholders approving the merger and reorganization (“Recapitalization”) of the Company as further described in the Term Sheet (“Shareholder Approval”), and the Company filing a Form S-4 to facilitate the shareholder approval and the merger reorganization.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter, the Company and the Purchasers hereby agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1  Purchase and Sale. On the Closing Date (as defined below), subject to the terms and conditions set forth herein, the Company shall issue and sell to each Purchaser and each Purchaser, severally and not jointly, shall purchase from the Company the Promissory Notes as set forth on Schedule I (the “Notes”) convertible into the Senior Debt and Warrants set forth on Schedule I for such Purchaser. The aggregate purchase price for the Notes and Warrant purchased by the Purchasers shall not exceed $1,706,575, of which $925,928 has been purchased as of November 23, 2004.

1.2  Closing. The closing (the “Closing”) of the purchase and sale of the Notes shall take place at the offices of the Company, immediately following the execution hereof or such later date or dates or different location or locations as the parties shall agree, but in no event prior to the date that the conditions set forth in Section 4.1 have been satisfied or waived by the appropriate party (such date of the Closing, the “Closing Date”). At the Closing:

a. Each Purchaser shall deliver to the Company (1) this Agreement, duly executed by such Purchaser, (2) the purchase price as set forth next to its name on Schedule I in United States dollars in immediately available funds to an account or accounts designated in writing by the Company; and

b. The Company shall deliver to each Purchaser (1) this Agreement, duly executed by the Company, (2) a Promissory Note as set forth on Schedule I hereto.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.1  Representations and Warranties of the Company. The Company represents and warrants to each of the Purchasers that the statements contained in this Section 2.1 are true, correct and complete as of the date hereof, and will be true correct and complete as of the Closing Date (unless specifically made as of another date), except as specified to the contrary in the corresponding paragraph of the disclosure schedule prepared by the Company accompanying this Agreement (the “Company Disclosure Schedules”):

Organization and Qualification. The Company duly incorporated, validly existing and in good standing under the laws of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of any of this Agreement or the Transaction Documents (as defined in Section 2.1(b)) or any of the transactions contemplated hereby or thereby, (y) have or result in a material adverse effect on the results of operations, assets, or financial condition of the Company, taken as a whole or (z) impair the Company’s ability to perform fully on a timely basis its obligations under any Transaction Document (any of (x), (y) or (z), being a “Material Adverse Effect”).

Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement, and the Notes (collectively, the “Transaction Documents”), and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of this Agreement and the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action by the Company, provided, however, that the conversion of the Notes into Senior Debt and Warrants will require Shareholder Approval. Each of this Agreement and the Transaction Documents has been duly executed by the Company and when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application and except that rights to indemnification and contribution may be limited by Federal or state securities laws or public policy relating thereto.

Capitalization. As of the date hereof, the authorized capital stock of the Company is as set forth in Schedule 2.1(c). All of such outstanding shares of capital stock have been, or upon issuance will be, validly authorized and issued, fully paid and nonassessable. Except as specifically set forth in Schedule 2.1 (c), no securities of the Company are entitled to preemptive or similar rights, and no Person (as hereinafter defined) has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as specifically set forth in Schedule 2.1 (c), and except as a result of the purchase and sale of the Notes, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any subsidiary is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Notes will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(Intentionally Deleted)

No Conflicts. The execution, delivery and performance of this Agreement and each of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby subject as applicable to Shareholder Approval, do not and will not (i) conflict with or violate any provision of the Certificate of Incorporation, Bylaws or other organizational documents of the Company, (ii) subject to obtaining the consents referred to in Section 2.1(f), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, patent, patent license or instrument (evidencing a Company debt or otherwise) to which the Company is a party or by which any property or asset of the Company is bound or affected, except where such conflict or violation has not resulted or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including Federal and state securities laws and regulations and the rules and regulations of the principal market or exchange on which the Common Stock is traded or listed), or by which any material property or asset of the Company is bound, except where such conflict has not resulted or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, regulatory or self regulatory agency, or other Person in connection with the execution, delivery and performance by the Company of this Agreement or the Transaction Documents, other than (i) the filing of a Form S-4 with the Commission, which shall be filed in connection with the

Shareholder Approval and implementation of the Recapitalization (ii) any filings, notices or registrations under applicable Federal or state securities laws (together with the consents, waivers, authorizations, orders, notices and filings referred to on Schedule 2.1(f), the “Required Approvals”), except where failure to do so has not resulted or would not reasonably result, individually, or in the aggregate, in a Material Adverse Effect. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

Litigation; Proceedings. Except as specifically set forth on Schedule 2.1(g)or in the SEC Documents (as hereinafter defined), there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (Federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Transaction Documents or (ii) would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any subsidiary, nor, to the knowledge of the Company, any officer thereof, is or has been, nor, to the knowledge of the Company, any director thereof is or has been for the last three years, the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and, to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director that was a director of the Company at any time during the last three years or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any subsidiary under the Exchange Act or the Securities Act.

No Default or Violation. The Company (i) is not in default under or in violation of any indenture, loan or other credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound and which is required to be included as an exhibit to any SEC Document (as defined in Section 2.1(j)) or will be required to be included as an exhibit to the Company’s next filing under either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) is not in violation of any order of any court, arbitrator or governmental body applicable to it, (iii) is not in violation of any statute, rule or regulation of any governmental authority to which it is subject, (iv) is not in default under or in violation of its Certificate of Incorporation, Bylaws or other organizational documents, respectively in the case of (i), (ii) and (iii), except where such violations have not resulted or would not reasonably result, individually or in the aggregate, in a Material Adverse Effect.

Private Offering. The Company and all Persons acting on its behalf have not made, directly or indirectly, and will not make, offers or sales of any securities or solicited any offers to buy any security under circumstances that would require registration of the Notes or the issuance of such securities under the Securities Act. Subject to the accuracy and completeness of the representations and warranties of the Purchasers contained in Section 2.2, the offer, sale and issuance by the Company to the Purchasers of each of the Notes.

SEC Documents; Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(g) of the Exchange Act. Since December 31, 2001, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it, with the Commission, pursuant to Section 13, 14 or 15(d) of the Exchange Act (the foregoing materials and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein being collectively referred to herein as the “SEC Documents”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

Material Changes. Since the date of the latest audited financial statements included within the SEC Documents, except as specifically disclosed in the SEC Documents , (i) there has been no event, occurrence or development that has had or that could result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

Patents and Trademarks. The Company and its subsidiaries own, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the SEC Documents and which the failure to so own or have could have, or reasonably be expected to result in, a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Except with respect to liabilities reflected in the Company’s financial statements or as otherwise described in the SEC Documents. The Intellectual Property Rights are not subject to any lien, mortgage, pledge, security interest, encumbrance, claim, restriction on use, option, conditional sales agreement, or charge of any kind, or any rights of others, however evidenced or created which would reasonably be expected to have a Material Adverse Effect. The business as now conducted and as presently proposed to be conducted by the Company does not and will not cause the Company to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, domain names, licenses, trade secrets or other proprietary rights of any other person or entity. Neither the Company nor any subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any subsidiary violates or infringes upon the rights of any Person which if determined adversely to the Company would, individually or in the aggregate have a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

Transactions With Affiliates and Employees. Except as set forth in SEC Documents, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(Intentionally Deleted)

(Intentionally Deleted)

Broker’s Fees. No fees or commissions or similar payments with respect to the transactions contemplated by this Agreement or the Transaction Documents have been paid or will be payable by the Company to any third party broker, financial advisor, finder, investment banker, or bank. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 2.1(p) that may be due in connection with the transactions contemplated by this Agreement and the Transaction Documents.

Disclosure. Except for information regarding the transaction contemplated by this Agreement and the Transaction Documents and the terms and conditions hereof and thereof, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information the Company believes constitutes material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2.2  Representations and Warranties of the Purchasers. Each of the Purchasers, severally and not jointly, hereby represents and warrants to the Company as follows:

Organization; Authority. Such Purchaser, as applicable, is a corporation or a limited liability company or limited partnership duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with the requisite power and authority, corporate or otherwise, to enter into and to consummate the transactions contemplated hereby and by this Agreement and the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The purchase by such Purchaser, as applicable, of the Note hereunder has been duly authorized by all necessary action on the part of such Purchaser. Each of this Agreement and the Transaction Documents has been duly executed and delivered by each Purchaser and constitutes the valid and legally binding obligation of each Purchaser, enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity and except that rights to indemnification and contribution may be limited by Federal or state securities laws or public policy relating thereto.

Investment Intent. Such Purchaser is acquiring the Note for its own account and not with a present view to or for distributing or reselling the Note or the Conversion Securities or any part thereof or interest therein in violation of the Securities Act. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Note or Conversion Securities for any period of time. Such Purchaser is acquiring the Note hereunder in the ordinary course of its business. Such Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Note or Conversion Securities.

Purchaser Status. At the time such Purchaser was offered the Note and at the Closing Date and each date such Purchaser exercises the conversion option under the Note, (i) it was and will be an “accredited investor” as defined in Rule 501 under the Securities Act and (ii) such Purchaser, either alone or together with its representatives, had and will have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Note and Conversion Securities. Such Purchaser is not a registered broker-dealer under Section 15 of the Exchange Act.

Reliance. Such Purchaser understands and acknowledges that (i) the Notes and Conversion Securities, are being offered and sold to the Purchaser without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act or Regulation D promulgated thereunder and (ii) the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the representations set forth in this Section 2.2 and such Purchaser hereby consents to such reliance.

Information. Such Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Note and Conversion Securities which have been requested by such Purchaser or its advisors. Such Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser understands that its investment in the Note and Conversion Securities involves a significant degree of risk. Neither such inquiries nor any other investigation conducted by or on behalf of such Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser's right to rely on the truth, accuracy and completeness of the Company's representations and warranties contained in this Agreement or the Transaction Documents.

Governmental Review. Such Purchaser understands that no United States Federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes or Conversion Securities.

Residency. Such Purchaser is a resident of the jurisdiction set forth immediately beside such Purchaser’s name on Schedule I hereto.

The Company acknowledges and agrees that the Purchasers make no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2.2.

ARTICLE III.

OTHER AGREEMENTS

3.1  Transfer Restrictions.

a.  If any Purchaser should decide to dispose of the Note or Conversion Securities held by it, such Purchaser understands and agrees that it may do so (1) only pursuant to an effective registration statement under the Securities Act, (2) pursuant to an available exemption from the registration requirements of the Securities Act, (3) to an affiliate of the Purchaser, or (4) pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”). In connection with any transfer of any Note or Conversion Securities other than pursuant to an effective registration statement, Rule 144, to the Company or to an affiliate of the Purchasers, the Company may require the transferor thereof to provide to the Company a written opinion of counsel experienced in the area of United States securities laws selected by the transferor, the form and substance of which opinion shall be customary for opinions of counsel in comparable transactions and reasonably acceptable to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act; provided, however, that if the Note or Conversion Securities may be sold pursuant to Rule 144(k), no written opinion of counsel shall be required from any Purchaser if such Purchaser provides reasonable assurances that such security can be sold pursuant to Rule 144(k). Notwithstanding the foregoing, the Company hereby consents to and agrees to register any transfer by any Purchaser to an affiliate of such Purchaser, provided that the transferee certifies to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Any such transferee shall agree in writing to be bound by the terms of this Agreement and the Transaction Documents and shall have the rights of a Purchaser under this Agreement and the Transaction Documents. The Company shall not require an opinion of counsel in connection with the transfer of the shares of Note and Conversion Securities to an affiliate of a Purchaser.

b. The Purchasers agree to the imprinting, so long as is required by this Section 3.1(b), of the following legend on the Note and Conversion Securities :
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

3.2  Stop Transfer Instruction. The Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions on transfer set forth in Section 3.1.

3.3  (Intentionally Deleted)

3.4   Furnishing of Information. As long as any Purchaser owns the Note the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. Upon the request of any such Person, the Company shall deliver to such Person a written certification of a duly authorized officer as to whether it has complied with the preceding sentence. As long as any Purchaser owns the Note, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchasers and make publicly available in accordance with Rule 144(c) such information as is required for the Purchasers to sell the Company Common Stock under Rule 144.

3.5  Integration. The Company shall not, and shall use its best efforts to ensure that no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Notes hereunder in a manner that would require the registration under the Securities Act of the sale of the Notes to the Purchasers, or that would be integrated with the offer or sale of the Notes for purposes of the rules and regulations of the Nasdaq National Market, if such integration would result in a violation of any such rule or regulation.

3.6  Use of Proceeds. The Company shall use the net proceeds from the sale of the Notes hereunder for working capital purposes.

3.7  Best Efforts. Each of the parties hereto shall use its best efforts to satisfy each of the conditions to be satisfied by it as provided in Article IV of this Agreement.

      ARTICLE IV.

CONDITIONS

4.1  Closing.

Conditions Precedent to the Obligation of the Company to Sell the Notes. The obligation of the Company to sell the Notes is subject to the satisfaction or waiver by the Company, at or before the Closing Date, of each of the following conditions:

Accuracy of the Purchasers’ Representations and Warranties. The representations and warranties of each Purchaser in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date;

Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or before the Closing Date;

No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement or the Transaction Documents; and

Conditions Precedent to the Obligation of the Purchasers to Purchase the Notes at the Closing. The obligation of each Purchaser hereunder to acquire and pay for the Note at the Closing is subject to the satisfaction or waiver by Purchaser, at or before the Closing Date, of each of the following conditions:

(i) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date when made and as of the Closing Date;

(ii) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or before the Closing Date;

(iii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents;

(iv) Required Approvals. All Required Approvals shall have been obtained;

ARTICLE V.

INDEMNIFICATION

5.1  Indemnification. The Company will indemnify and hold the Purchasers and their directors, officers, shareholders, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any misrepresentation, breach or inaccuracy, or any allegation by a third party that, if true, would constitute a breach or inaccuracy, of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents; or (b) any cause of action, suit or claim brought or made against such Purchaser Party and solely arising out of or solely resulting from the execution, delivery, performance or enforcement of this Agreement or any of the other Transaction Documents. The Company will reimburse such Purchaser for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred. Notwithstanding the foregoing, the Company shall not be required to indemnify any the Purchaser under the terms of this Article V with respect to any claim or violation for which indemnification is expressly excluded under the Registration Rights Agreement.

ARTICLE VI.

MISCELLANEOUS

6.1  Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

6.2  Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged or by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback addressed as follows:

If to the Company:

Level 8 Systems, Inc.
1433 Highway 34, Building C
Farmingdale, New Jersey 07727
Attn: John P. Broderick

If to the Purchasers: To the address set forth on the counterpart signature page of such Purchaser, or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. As used herein, a “business day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

6.3  Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and each of the Purchasers or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

6.4  Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.5  References. References herein to Sections are to Sections of this Agreement, unless otherwise expressly provided.

6.6  Successors and Assigns; Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Purchasers without the prior written consent of the other party. In the event such prior written consent is obtained and this Agreement is assigned by either party, all covenants contained herein shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6.7  No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.8  Governing Law; Waiver of Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) (each a “Proceeding”) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Proceeding is improper. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

6.9   Survival. The representations, warranties, agreements and covenants contained herein shall survive following the Closing.

6.10   Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.11  (Intentionally Deleted)

6.12  Publicity. Neither the Company nor the Purchasers shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by the other party hereto in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law.

6.13  Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.14  Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

6.15  (Intentionally Deleted)

6.16  Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under this Agreement or the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.17  Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement or any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement or any Transaction Document. Nothing contained herein or in any Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any the Transaction Document. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

6.18  Fees and Expenses. Each Party shall pay the fees and expenses of its advisers, accountants and other experts.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized persons as of the day and year first above written.

LEVEL 8 SYSTEMS, INC.

By:
John P. Broderick
Chief Operating and Financial Officer

PURCHASERS

[COUNTERPART SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned Purchaser has caused this Securities Purchase Agreement to be duly executed by its respective authorized persons as of the day and year first above written.

PURCHASER:

(Print or Type Name of Purchaser)
By:
Name:
Title:

RESIDENCE:

ADDRESS:

Telephone:
Facsimile:
Attention:

AGGREGATE SUBSCRIPTION AMOUNT:

Face Value of Promissory Note:_______________________________________

[PURCHASER SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

EXHIBIT “A”
Term Sheet

SCHEDULE I
Name and Address of Purchaser	Residence	Face Value of Promissory Note	Warrants @ $.002	Early Adopter Warrants 2:1
Advanced Systems Europe B.V. Azrieli Center 3, Triangle Bldg. 42nd Floor Tel Aviv 67023 Israel	Israel	88,699.70	9,074,885	1,773,994
Douglas W. Baena 33 Twin Lane North Wantagh, NY 11793	NY	5,405.40	648,648
Marvin Bank The Rittenhouse, #2502 210 West Rittenhouse Square Philadelphia, PA 19103	PA	13,113.20	1,702,824	262,264
Jerald & Sara Berger 95 Thales Blvd. Bergenfield, NJ 07621	NJ	1,000.00	136,549
Dr. Richard H. Blanck Nine Hickory Road Manhasset Hills, NY 11040	NY	2,702.70	324,324
Larry Blisko 46 Mariner Way Monsey, NY 10952	PA	1,300.00	177,513
Lee V. Brower 1330 Vincenzo Drive Toms River, NJ 08753	NJ	4,000.00	546,195
Brown Simpson Partners I, Ltd. 152 West 57th Street, 21st Floor New York, NY 10019	NY	215,000.00	28,837,851	4,300,000
Joseph A. Calandra 436 Flanders Road Southington, CT 06489	CT	5,000.00	682,744
Narinder Chugh 26-20 Bayside Lane Flushing, NY 11358	NY	2,702.70	324,324
Conrad Clement 441 Orange Blvd. Sanford, FL 31771	FL	16,180.20	1,941,624

SCHEDULE I Continued
Name and Address of Purchaser	Residence	Face Value of Promissory Note	Warrants @ $.002	Early Adopter Warrants 2:1
Leonard J. Corwin, MD 90 Millburn Avenue Millburn, NJ 07041	NJ	1,111.10	133,332	22,222
Leonard J. Corwin, M.D. 90 Millburn Avenue Millburn, NJ 07041	NJ	10,000.00	1,365,488
Robert J. Davis, Jr. 35 Bristol Place Bay Head, NJ 08742	NJ	5,000.00	682,744
Delphi Partners, Ltd. 45 Sparks Avenue Nantucket, MA 02554	MA	10,203.49	2,201,136	351,372
Stuart Ditchek 1834 East 28th Street Brooklyn, NY 11229	NY	1,000.00	136,549
Diamond Investments II, LLC 149 Knob Hill Road Mooresville, NC 28117	NC	1,333.30	159,996
C. Glen & Joan O. Dugdale 3609 Centerville Road Greenville, DE 19807	DE	26,937.78	3,749,596	559,962
William C. Dugdale 1909 Mt. Vernon Avenue Wilmington, DE 19806	DE	5,000.00	682,744
Devon D. Hathaway 6206 Blackburn Lane Baltimore, MD 21212	MD	5,000.00	682,744
Priscilla R. Dugdale 250 Fairview Road Coatesville, PA 19320	PA	10,000.00	1,365,488

SCHEDULE I Continued
Name and Address of Purchaser	Residence	Face Value of Promissory Note	Warrants @ $.002	Early Adopter Warrants 2:1
Ike Dweck 46 Ocean Avenue Deal, NJ 07723	NJ	4,886.11	1,146,457	115,394
Ike Dweck 46 Ocean Avenue Deal, NJ 07723	NJ	5,000.00	682,744
Alice Emerson 39 New Street P.O. Box 206 Siasconset, MA 02564	MA	1,388.90	166,668
Harold Falik 562 Winthrop Road Teaneck, NJ 07666	NJ	2,500.00	341,372
Marc Feder 37 Harborview West Lawrence, NY 11559	NY	1,644.70	326,604	32,894
Irving Forman 802 Westwood Avenue Staten Island, NY 10314	NY	3,289.50	653,228
Murray Forman 291 Ocean Avenue Lawrence, NY 11559	NY	15,776.51	3,099,521
Don L. Freeman The Touraine #700 1520 Spruce Street Philadelphia, PA 19102	PA	4,054.10	486,492
Aaron Friedman 24B Remsen Avenue Monsey, NY 10952	NY	1,000.00	136,549
Mark Friedman 17291 St. James Court Boca Raton, FL 33496	FL	3,378.40	405,408	67,568
Sidney Gable 111 Joseph Avenue Staten Island, NY 10314	NY	1,644.70	326,604

SCHEDULE I CONTINUED
Name and Address of Purchaser	Residence	Face Value of Promissory Note	Warrants @ $.002	Early Adopter Warrants 2:1
Anna Gertz 1419 E. 27th Street Brooklyn, NY 11210	NY	1,000.00	136,549
Eugene Garb 30 Londonberry Drive Holmdel, NJ 07753	NJ	1,000.00	136,549
William Gononsky 653 Thames Blvd. Teaneck, NJ 07666	NJ	1,000.00	136,549
Jeffrey Grodko 1865 E. 28th Street Brooklyn, NY 11229	NY	5,000.00	682,744
Phillip Grodko 3926 Bedford Avenue Brooklyn, NY 11229	NY	1,500.00	204,823
Sandra Grodko 596 South Forest Drive Teaneck, NJ 07666	NJ	15,000.00	1,800,000	300,000
Sandra Grodko 596 South Forest Drive Teaneck, NJ 07666	NJ	10,000.00	1,365,488
Steven Grodko 596 South Forest Drive Teaneck, NJ 07666	NJ	1,250.00	150,000	25,000
Leonard Grunstein 665 South Forest Drive Teaneck, NJ 07666	NJ	8,000.00	1,092,391
Haines Family Associates L.P. 3 Lucas Lane Freehold, NJ 07728	NJ	14,289.50	1,973,228	285,790
Haines Family Associates L.P. 3 Lucas Lane Freehold, NJ 07728	NJ	50,000.00	6,827,441
Roger Haines 3 Lucas Lane Freehold, NJ 07728	NJ	10,000.00	1,365,488
Leona Husarsky 1730 E. 27th Street Brooklyn, NY 11229	NY	1,000.00	136,549
Joseph Huszcza 53 Mada Avenue Staten Island, NY 10310	NY	1,000.00	136,549

SCHEDULE I CONTINUED
Name and Address of Purchaser	Residence	Face Value of Promissory Note	Warrants @ $.002	Early Adopter Warrants 2:1
Joel Kaliroff 155 Kentucky Way Freehold, NJ 07728	NJ	5,000.00	682,744
David Katz 583 Winthrop Road New Jerey, NJ 07666	NJ	1,000.00	136,549
Richard Keates, M.D. 99 N. Main Street New Hope, PA 18938	PA	1,333.30	159,996	26,666
Richard Keates, M.D. 99 N. Main Street New Hope, PA 18938	PA	15,000.00	2,048,232
Manuel Koitz P.O. Box 346 Oakhurst, NJ 07755	NJ	7,000.00	955,842
Paul & Marjorie Krubiner 79 Golf View Terrace Fairfield, CT 06825	CT	2,702.70	324,324
Mark & Carolyn Landis 251 Crandon Blvd. Townhouse #161 Key Biscayne, FL 33149	FL	134,527.00	18,860,167	3,057,206
Philip C. Leavitt 7508 N. Red Ledge Drive Paradise Valley, AZ 85253	AZ	6,756.80	810,816
Arthur Lerner 3852 Shelly Road Huntingdon Valley, PA 19006	PA	1,351.40	162,168
Liraz Systems Ltd. 8 Maskit Street P.O. Box 2062 Herzlia 46120 Israel	Israel	8,223.70	1,633,059	164,474
Anna Loboda 1 Roseld Avenue P.O. Box 75 Deal, NJ 07723	NJ	2,000.00	273,098
David K. & Gina W. Loebell 20 Meadowbrook Drive East Windsor, NJ 08520	NJ	2,000.00	273,098
Estate of Martin Lustgarten 2900 Route 42 Sicklerville, NJ 08081	NJ	21,121.40	2,534,568	422,428

SCHEDULE I CONTINUED
Name and Address of Purchaser	Residence	Face Value of Promissory Note	Warrants @ $.002	Early Adopter Warrants 2:1
Scott Lustgarten 418 Hillbrook Road Bryn Mawr, PA 19010	PA	1,644.70	326,604	32,894
Scott Lustgarten 418 Hillbrook Road Bryn Mawr, PA 19010	PA	15,000.00	2,048,232
Earle I. Mack Family Trust II 2115 Linwood Avenue Fort Lee, NJ 07024	NJ	4,166.70	500,004	83,334
Earle I. Mack Family Trust II 2115 Linwood Avenue Fort Lee, NJ 07024	NJ	10,000.00	1,365,488
Fred Mack 2115 Linwood Avenue Fort Lee, NJ 07024	NJ	63,288.30	7,594,596	1,265,766
Fred Mack 4/30/92 Trust 2115 Linwood Avenue Fort Lee, NJ 07024	NJ	4,000.60	721,621	80,012
Fred Mack Trust (Hailey Mack) 2115 Linwood Avenue Fort Lee, NJ 07024	NJ	416.70	50,004	8,334
Fred Mack Trust (Jason Mack) 2115 Linwood Avenue Fort Lee, NJ 07024	NJ	416.70	50,004	8,334
Bruce D. Miller 45 Sparks Avenue Nantucket, MA 02554	MA	17,502.31	3,802,272	602,744
Bruce D. Miller 45 Sparks Avenue Nantucket, MA 02554	MA	15,000.00	2,048,232
Luciano Morelli 28 Mountainside Drive Morris Township, NJ 07960	NJ	30,000.00	4,096,465
Richard Nager 433 Gulf Street Milford, CT 06460	CT	3,289.50	653,228	65,790
Joseph A. & Michele K. Nappi 3267 Regal Crest Drive Longwood, FL 32779	FL	10,000.00	1,365,488
North Sound Legacy 53 Forest Avenue, Suite 203 Old Greenwich, CT 06870	CT	1,261.24	745,173	106,608

SCHEDULE I CONTINUED
Name and Address of Purchaser	Residence	Face Value of Promissory Note	Warrants @ $.002	Early Adopter Warrants 2:1
North Sound Legacy Institutional 53 Forest Avenue, Suite 203 Old Greenwich, CT 06870	CT	19,549.27	8,832,636	959,484
North Sound Legacy International 53 Forest Avenue, Suite 203 Old Greenwich, CT 06870	CT	42,251.64	14,907,771	1,006,126
Bruce Orlofsky 246 Elm Street West Hempstead, NY 11552	NY	1,000.00	136,549
Gary Orlofsky 18 Voyager Court Monsey, NY 10952	NY	1,200.00	163,859
Martin Orlofsky Family Trust 487 Langley Avenue West Hempstead, NY 11552	NY	2,500.00	341,372
Jeffrey O. Perl 1646 Ruth Road Madison, VA 22727	VA	5,000.00	682,744
Anthony Pizi 16 Blackhawk Court Princeton Junction, NJ 08550	NJ	40,000.00	7,443,841	1,166,666
Anthony Pizi 16 Blackhawk Court Princeton Junction, NJ 08550	NJ	200,000.00	26,924,444
Anthony Pizi 16 Blackhawk Court Princeton Junction, NJ 08550	NJ	150,000.00	20,623,795
Milton H. Polin Derech Hachoresh 34 Jerusalem 97278 Israel	Israel	1,000.00	136,549
Israel M. Popack 10 Hoover Avenue W. Orange, NJ 07052-2319	NJ	1,000.00	136,549
Jonathan P. Robinson 12 Great Woods Lane Malvern, PA 19355	PA	1,388.90	166,668
Larry Rutstein 2356 NW 60th Street Boca Raton, FL 33496	FL	3,378.40	405,408	67,568

SCHEDULE I CONTINUED
Name and Address of Purchaser	Residence	Face Value of Promissory Note	Warrants @ $.002	Early Adopter Warrants 2:1
Steven Schneider 255 W. 94 St., Apt. 95 New York, NY 10025	NY	2,702.70	324,324
Kenneth Schwartz 192 Fen Way Syasset, NY 11791	NY	1,000.00	136,549
SDS Capital 53 Forest Avenue, Suite 203 Old Greenwich, CT 06870	CT	63,062.15	20,716,485	2,107,068
Joseph Shelanski 710 Mill Creek Road Gladwyne, PA 19035	PA	3,889.68	983,824
Dr. Philip Simkovitz 78 North Park Avenue Easton, CT 06612	CT	4,216.20	505,944
James Simpson 53 Coronado Pointe Laguna Niguel, CA 92677	CA	1,666.70	200,004
Richard F. Siracusa 57 Mallard Road Middletown, NJ 07748	NJ	5,000.00	682,744
Sobol , Tziporah 2701 Avenue P Brooklyn, NY 11229	NY	2,000.00	273,098
Bernard Spain 233 S. 6th Street #2505 Philadelphia, PA 19106	PA	27,027.00	3,243,240
David Spivak 1 Island Drive, Unit 21 Norwalk, CT 06855	CT	1,111.10	133,332
James M. Stevens 8818 Ashridge Park Drive Spring, TX 77379	TX	27,502.00	4,592,891	603,056
Frank Tamberelli 2515 Arbroath Trace Gastonia, NC 28054	NC	657.90	130,646
William & Barbara Turner 393 N. Lake Shore Drive Fontana, WI 53125	WI	2,000.00	240,000	40,000
Eli Robert Vegh 749 Westwood Avenue Staten Island, NY 10314	NY	1,644.70	326,604

SCHEDULE I CONTINUED
Name and Address of Purchaser	Residence	Face Value of Promissory Note	Warrants @ $.002	Early Adopter Warrants 2:1
Stanley Waintraub 480 Winthrop Road Teaneck, NJ 07666	NJ	1,000.00	136,549
Michael Weiss 25 Briarwood Lane Lawrence, NY 11559	NY	3,964.90	682,578	79,298
Hervey Weitzman 68 North Park Avenue Easton, CT 06612	CT	1,388.90	166,668	27,778
Hervey Weitzman 68 North Park Avenue Easton, CT 06612	CT	5,000.00	682,744
Hal Wenig 141-22 73rd Terrace Kew Garden Hills, NY 11367	NY	2,500.00	341,372
Jacqueline Whyte 2007 Aspen Circle Springfield, PA 19064	PA	1,486.50	178,380
James Wilkins 21 Clark Road Woodbridge, CT 06525	CT	1,388.90	166,668
Roger Wittenbach 10 Woodward Lane Latherville, MD 21093	MD	1,388.90	166,668
Matthew Yaakovian Dugdale Chariable Remainder Trust 3609 Centerville Road Greenville, DE 19807	DE	2,777.80	333,336	55,556
Roselyn Zelman 1649 E. 28th Street Brooklyn, NY 11229	NY	3,000.00	409,646